EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-73314, 333-73316 and 333-120130 on Form S-8 of our report dated March 8, 2005 (April 15, 2005, as to Note 14), relating to the consolidated financial statements and financial statement schedule of Alliance Imaging, Inc., and our report dated March 8, 2005 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of Alliance Imaging, Inc. for the year ended December 31, 2004.

/s/ DELOITTE AND TOUCHE LLP

Deloitte and Touche LLP
Costa Mesa, California
April 15, 2005